Exhibit 99.1

Investor Contact
Ken Diptee
Executive Director, Investor Relations
DineEquity, Inc.
818-637-3632

Media Contact
Lucy Neugart and Samantha Verdile
Sard Verbinnen & Co.
415-618-8750 and 212-687-8080

DineEquity, Inc. Reports Strong Third Quarter 2013 Results

➢           Third quarter 2013 adjusted EPS (Non-GAAP) of $1.10 and GAAP EPS of $0.97

➢           Generated strong free cash flow of $98.6 million in the first nine months of 2013

➢           Third quarter dividend of $0.75 per share of common stock paid and $10.2 million in common stock repurchased

➢           Approximately $68 million returned to shareholders in the first nine months of 2013 in the form of cash dividends and share repurchases

➢           Fiscal 2013 adjusted earnings per diluted share expected to be between $4.14 and $4.24

➢           IHOP third quarter domestic system-wide same-restaurant sales increased 3.6%

➢           Applebee’s third quarter domestic system-wide same-restaurant sales decreased 0.4%

GLENDALE, Calif., October 29, 2013 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced financial results for the third quarter of 2013.

“I am pleased with our same-restaurant sales performance in a challenging economic environment. We are building momentum and are on the right track with consumers.  We are continuing to execute on our strategy to differentiate both brands, driving both innovation and change,” said Julia A. Stewart, Chairman and Chief Executive Officer of DineEquity, Inc.  “During the third quarter, we generated substantial free cash flow, which allowed us to return significant cash to stockholders through the combination of a cash dividend payment and share repurchases.  I am confident in our strategy for long-term success.”

Third Quarter 2013 Financial Highlights

•                  Adjusted net income available to common stockholders was $21.0 million, representing adjusted earnings per diluted share of $1.10 for the third quarter of 2013, which includes approximately $3.8 million in non-recurring termination fees arising from the previously disclosed bankruptcy filing by an Applebee’s franchisee. This compares to $18.9 million, or adjusted earnings per diluted share of $1.03, for the third quarter of 2012. The increase in adjusted net income was due to lower cash interest expense and a decline in general and administrative expenses. The increase was partially offset by, as expected, lower segment profit resulting from the refranchise and sale of 137 Applebee’s company-operated restaurants during the third and fourth quarters of 2012, and a higher tax rate.  (See “Non-GAAP Financial Measures” below.)

DineEquity, Inc.

•                  GAAP net income available to common stockholders was $18.4 million, or earnings per diluted share of $0.97 for the third quarter of 2013, compared to $58.7 million, or earnings per diluted share of $3.14, for the third quarter of 2012.  The decrease in net income was primarily due to the impact of 2012 refranchising asset sales and related lower segment profit.  These items were partially offset by lower income tax expense, a decline in general and administrative expenses, and lower interest expense.

•                  Consolidated general and administrative expenses were $35.3 million for the third quarter of 2013 compared to $48.7 million in the third quarter of 2012.  The decrease was primarily due to a non-recurring $9.0 million charge recorded in the third quarter of 2012 related to settlement of litigation that commenced prior to our acquisition of Applebee’s and lower personnel costs.

First Nine Months of 2013 Highlights

•                  Adjusted net income available to common stockholders was $62.5 million in the first nine months of 2013, representing adjusted earnings per diluted share of $3.26. This compares to $62.6 million, or adjusted earnings per diluted share of $3.44, for the same period in 2012.  The decrease was primarily due to lower segment profit as a result of refranchising and a higher tax rate.  These items were partially offset by lower cash interest expense and a decline in general and administrative expenses.  (See “Non-GAAP Financial Measures” below.)

•                  GAAP net income available to common stockholders was $53.0 million in the first nine months of 2013, or earnings per diluted share of $2.76, compared to $104.3 million, or earnings per diluted share of $5.66 for the same period in 2012.  The decrease in net income was primarily due to the impact of 2012 refranchising asset sales and related lower segment profit.  These items were partially offset by lower income tax expense, a decline in general and administrative expenses, and lower interest expense.

•                  Consolidated general and administrative expenses were $105.0 million in the first nine months of 2013 compared to $125.6 million for the same period of 2012.  The decrease was primarily due to a decline in compensation costs and a non-recurring $9.0 million charge recorded in the third quarter of 2012 related to settlement of litigation.

•                  EBITDA was $211.9 million for the first nine months of 2013. (See “Non-GAAP Financial Measures” below.)

•                  For the first nine months of 2013, cash flows from operating activities were $102.8 million, principal receipts from long-term receivables were $10.3 million, capital expenditures were $4.5 million, principal payments on capital lease and financing obligations were $7.5 million, the mandatory 1% repayment on the Term Loan principal balance was $2.4 million, and free cash flow was $98.6 million.  (See “Non-GAAP Financial Measures” below.)

Same-Restaurant Sales Performance

Third Quarter 2013

•                  Applebee’s domestic system-wide same-restaurant sales decreased 0.4% for the third quarter of 2013 compared to the same quarter of 2012.  The decrease in same-restaurant sales reflected a decline in traffic, partially offset by an increase in average guest check.

•                  IHOP’s domestic system-wide same restaurant sales increased 3.6% for the third quarter of 2013 compared to the same quarter of 2012.  The increase in same-restaurant sales reflected a higher average guest check, largely due to a favorable shift in product mix.  The increase was partially offset by a decline in traffic.

DineEquity, Inc.

First Nine Months of 2013

•                  Applebee’s domestic system-wide same-restaurant sales decreased 0.1% for the first nine months of 2013 compared to the same period in 2012.  The decrease in same-restaurant sales reflected a decline in traffic, partially offset by an increase in average guest check.

•                  IHOP’s domestic system-wide same restaurant sales increased 1.7% for the first nine months of 2013 compared to the same period in 2012.  The increase in same-restaurant sales reflected a higher average guest check, partially offset by a decline in traffic.

Financial Performance Guidance for Fiscal 2013

•                  Revised Applebee’s domestic system-wide same-restaurant sales performance to range between negative 0.5% and positive 0.5%.  This reflects a narrowing of the range from our previous expectations of between negative 1.5% and positive 1.5%.

•                  Revised IHOP’s domestic system-wide same-restaurant sales performance to range between positive 2.0% and positive 3.0%.  This reflects an increase from previous expectations of between negative 1.5% and positive 1.5%.

•                  Revised Applebee’s franchisees to develop between 25 and 30 new restaurants, the majority of which are expected to be opened in the U.S.  This reflects a reduction from previous expectations of between 40 and 50 new restaurants.

•                  Reiterated IHOP franchisees and its area licensee to develop between 50 and 60 new restaurants, the majority of which are expected to be domestic openings.

•                  Revised Franchise segment profit to be between $329 million and $331 million.  This reflects an increase from previous expectations of between $312 million and $325 million.

•                  Revised Company Restaurants segment profit to breakeven.  This is net of approximately $2 million of depreciation and amortization.  The profit revision reflects a reduction from previous expectations of approximately $1 million on an annualized basis.  DineEquity will operate its remaining company-operated restaurants to primarily test new products, operational improvements, technology, and service platforms.

•                  Revised Rental and Financing segments are expected to generate approximately $40 million in combined profit.  This reflects an increase from previous expectations of between $34 million and $35 million in combined profit.

•                  Revised expectations for consolidated general and administrative expenses to between $142 million and $144 million, including non-cash stock-based compensation expense and depreciation of approximately $16 million.

•                  Revised expectations for consolidated interest expense to be approximately $101 million.  Approximately $6 million is expected to be non-cash interest expense.

•                  Reiterated the income tax rate to be approximately 38%.

•                  Revised consolidated cash from operations is expected to range between $102 million and $116 million.  This reflects an increase from previous expectations of between $88 million and $102 million.  The increase is primarily due to improvements in net income and net working capital.

DineEquity, Inc.

•                  Reiterated the structural run-off of the Company’s long-term receivables is expected to be approximately $14 million.

•                  Reiterated the principal payments on capital leases and financing obligations will be approximately $10 million.

•                  Revised consolidated capital expenditures are expected to be approximately $7 million.  This reflects a reduction from expectations of capital expenditures between $8 million and $10 million.

•                  Reiterated a mandatory annual repayment of 1% on the current outstanding Term Loan principal balance will be $4.7 million.

•                  Revised consolidated free cash flow (see “Non-GAAP Measures” below) to range between $93 million and $108 million.  This reflects an increase from previous expectations of $77 to $93 million.  Consolidated free cash flow is defined as consolidated cash from operations, plus principal receipts from long-term receivables, less principal payments on capital leases and financing obligations, consolidated capital expenditures, and the mandatory annual repayment of 1% on our Term Loan principal balance.

•                  Reiterated net income allocated to unvested participating restricted stock is expected to total approximately $1.5 million.

•                  Revised weighted average diluted shares outstanding are expected to be approximately 19.1 million.  This reflects an increase from the prior year primarily due to the fourth quarter 2012 conversion of the Series B Convertible Preferred Stock into the Company’s common stock.  No estimate is made in this number for any potential share repurchases.

•                  Adjusted earnings per diluted share for fiscal 2013 are expected to be between $4.14 and $4.24.

Investor Conference Call Today

The Company will host an investor conference call on Tuesday, October 29, 2013, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its third quarter 2013 results.  To participate on the call, please dial (888) 679-8035 and reference pass code 18020176.  International callers, please dial (617) 213-4848 and reference pass code 18020176. Participants may also pre-register to obtain a unique pin number to join the live call without operator assistance by visiting the following Web site:

https://www.theconferencingservice.com/prereg/key.process?key=PGV9RUDHQ

A live webcast of the call will be available on DineEquity’s Web site at www.dineequity.com, and may be accessed by visiting Calls & Presentations under the site’s Investors section.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  A telephonic replay of the call may be accessed through 11:59 p.m. Pacific Time on November 5, 2013 by dialing (888) 286-8010 and referencing pass code 85927053.  International callers, please dial (617) 801-6888 and reference pass code 85927053.  An online archive of the webcast also will be available on the Investors section of DineEquity’s Web site.

DineEquity, Inc.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With more than 3,600 restaurants combined in 19 countries, over 400 franchisees and approximately 200,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world. For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: the effect of general economic conditions; the Company’s indebtedness; risk of future impairment charges; trading volatility and the price of the Company’s common stock; the Company’s results in any given period differing from guidance provided to the public; the highly competitive nature of the restaurant business; the Company’s business strategy failing to achieve anticipated results; risks associated with the restaurant industry; risks associated with locations of current and future restaurants; rising costs for food commodities and utilities; shortages or interruptions in the supply or delivery of food; ineffective marketing and guest relationship initiatives and use of social media; changing health or dietary preferences; our engagement in business in foreign markets; harm to our brands’ reputation; litigation; third-party claims with respect to intellectual property assets; environmental liability; liability relating to employees; failure to comply with applicable laws and regulations; failure to effectively implement restaurant development plans; our dependence upon our franchisees; concentration of Applebee’s franchised restaurants in a limited number of franchisees; credit risk from IHOP franchisees operating under our previous business model; termination or non-renewal of franchise agreements; franchisees breaching their franchise agreements; insolvency proceedings involving franchisees; changes in the number and quality of franchisees; inability of franchisees to fund capital expenditures; heavy dependence on information technology; the occurrence of cyber incidents or a deficiency in our cybersecurity; failure to execute on a business continuity plan; inability to attract and retain talented employees; risks associated with retail brand initiatives; failure of our internal controls; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update or supplement any forward-looking statements.

Non-GAAP Financial Measures

This news release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders (adjusted EPS),” “EBITDA,” “free cash flow,” and “segment EBITDA.” “Adjusted EPS” is computed for a given period by deducting from net income (loss) available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any debt modification costs, any one-time litigation settlement charges, any general and administrative restructuring costs, net of savings, any gain or loss related to the disposition of assets, and any state income tax impact of deferred taxes due to refranchising incurred in such period. This is presented on an aggregate basis and a per share (diluted) basis. The Company defines “EBITDA” for a given period as income before income taxes less interest expense, loss on extinguishment of debt, depreciation and amortization, closure and impairment charges, non-cash stock-based compensation, gain/loss on disposition of assets and other charge backs as defined by its credit agreement. “Free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable (“long-term notes receivable”), less principal payments on capital lease and

DineEquity, Inc.

financing obligations, the mandatory 1% of Term Loan principal balance repayment, and capital expenditures. “Segment EBITDA” for a given period is defined as gross segment profit plus depreciation and amortization as well as interest charges related to the segment. Management utilizes EBITDA for debt covenant purposes and free cash flow to determine the amount of cash remaining for general corporate and strategic purposes after the receipts from long-term receivables, and the funding of operating activities, capital expenditures and dividends. Management believes this information is helpful to investors to determine the Company’s adherence to debt covenants and the Company’s cash available for these purposes. Adjusted EPS, EBITDA, free cash flow and segment EBITDA are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles.

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Segment Revenues:
Franchise and restaurant revenues	$127,137	$182,246	$379,619	$587,801
Rental revenues	30,990	30,920	92,724	92,096
Financing revenues	3,156	3,152	10,223	11,394
Total segment revenues	161,283	216,318	482,566	691,291
Segment Expenses:
Franchise and restaurant expenses	44,091	95,689	130,875	313,424
Rental expenses	24,149	24,237	72,953	73,075
Financing expenses	—	15	245	1,586
Total segment expenses	68,240	119,941	204,073	388,085
Gross segment profit	93,043	96,377	278,493	303,206
General and administrative expenses	35,331	48,737	105,004	125,608
Interest expense	24,979	28,896	75,230	88,767
Amortization of intangible assets	3,072	3,072	9,212	9,222
Closure and impairment charges	(392)	420	770	1,264
Loss on extinguishment of debt	—	2,306	36	4,917
Debt modification costs	—	—	1,296	—
Gain on disposition of assets	(72)	(73,650)	(326)	(89,642)
Income before income taxes	30,125	86,596	87,271	163,070
Income tax provision	(11,395)	(26,023)	(33,365)	(54,215)
Net income	$18,730	$60,573	$53,906	$108,855
Net income available to common stockholders:
Net income	$18,730	$60,573	$53,906	$108,855
Less: Net income allocated to unvested participating restricted stock	(296)	(1,187)	(925)	(2,477)
Less: Accretion of Series B Convertible Preferred Stock	—	(688)	—	(2,033)
Net income available to common stockholders	$18,434	$58,698	$52,981	$104,345
Net income available to common stockholders per share:
Basic	$0.98	$3.26	$2.80	$5.84
Diluted	$0.97	$3.14	$2.76	$5.66
Weighted average shares outstanding:
Basic	18,831	18,006	18,898	17,859
Diluted	19,085	18,924	19,166	18,801

Dividends declared per common share	$0.75	$—	$2.25	$—
Dividends paid per common share	$0.75	$—	$2.25	$—

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$95,535	$64,537
Receivables, net	87,276	128,610
Prepaid income taxes	3,619	16,080
Prepaid gift cards	42,840	50,242
Deferred income taxes	24,811	21,772
Other current assets	7,683	13,214
Total current assets	261,764	294,455
Long-term receivables	201,080	212,269
Property and equipment, net	281,432	294,375
Goodwill	697,470	697,470
Other intangible assets, net	797,061	806,093
Other assets, net	108,909	110,738
Total assets	$2,347,716	$2,415,400
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$4,720	$7,420
Accounts payable	33,339	30,751
Gift card liability	93,198	161,689
Accrued employee compensation and benefits	18,063	22,435
Accrued interest payable	35,825	13,236
Current maturities of capital lease and financing obligations	11,974	10,878
Other accrued expenses	20,201	21,351
Total current liabilities	217,320	267,760
Long-term debt, less current maturities	1,204,998	1,202,063
Capital lease obligations, less current maturities	115,351	124,375
Financing obligations, less current maturities	51,930	52,049
Deferred income taxes	349,202	362,171
Other liabilities	98,919	98,177
Total liabilities	2,037,720	2,106,595
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, shares: 40,000,000 authorized; September 30, 2013 - 25,308,295 issued, 19,029,164 outstanding; December 31, 2012 - 25,362,946 issued, 19,197,899 outstanding	253	254
Additional paid-in-capital	270,799	264,342
Retained earnings	332,740	322,045
Accumulated other comprehensive loss	(157)	(152)
Treasury stock, at cost; shares: September 30, 2013 - 6,279,131; December 31, 2012 - 6,165,047	(293,639)	(277,684)
Total stockholders’ equity	309,996	308,805
Total liabilities and stockholders’ equity	$2,347,716	$2,415,400

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$53,906	$108,855
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	26,516	30,756
Non-cash interest expense	4,635	4,547
Loss on extinguishment of debt	36	4,917
Closure and impairment charges	1,166	991
Deferred income taxes	(16,007)	(20,361)
Non-cash stock-based compensation expense	7,081	8,799
Tax benefit from stock-based compensation	3,001	6,334
Excess tax benefit from share-based compensation	(1,985)	(4,757)
Gain on disposition of assets	(326)	(89,642)
Other	791	(1,768)
Changes in operating assets and liabilities:
Receivables	41,698	41,422
Current income tax receivables and payables	7,232	12,512
Other current assets	16,054	7,414
Accounts payable	2,650	2,080
Accrued employee compensation and benefits	(4,372)	(6,490)
Gift card liability	(68,493)	(62,841)
Other accrued expenses	29,231	25,298
Cash flows provided by operating activities	102,814	68,066
Cash flows from investing activities:
Additions to property and equipment	(4,547)	(13,477)
Proceeds from sale of property and equipment and assets held for sale	—	137,449
Principal receipts from notes, equipment contracts and other long-term receivables	10,254	10,276
Other	282	964
Cash flows provided by investing activities	5,989	135,212
Cash flows from financing activities:
Borrowings under revolving credit facilities	—	50,000
Repayments under revolving credit facilities	—	(50,000)
Repayment of long-term debt (including premiums)	(2,400)	(184,237)
Payment of debt modification costs	(1,296)	—
Principal payments on capital lease and financing obligations	(7,515)	(8,246)
Repurchase of DineEquity common stock	(24,663)	—
Dividends paid on common stock	(43,170)	—
Repurchase of restricted stock	(3,209)	(1,690)
Proceeds from stock options exercised	5,585	5,443
Excess tax benefit from share-based compensation	1,985	4,757
Change in restricted cash	(3,122)	(8,158)
Cash flows used in financing activities	(77,805)	(192,131)
Net change in cash and cash equivalents	30,998	11,147
Cash and cash equivalents at beginning of period	64,537	60,691
Cash and cash equivalents at end of period	$95,535	$71,838

DineEquity, Inc.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of (i) net income available to common stockholders to (ii) net income available to common stockholders excluding closure and impairment charges; loss on extinguishment of debt; amortization of intangible assets; non-cash interest expense; debt modification costs; a one-time litigation settlement;  general and administrative (“G&A”) restructuring costs, net of savings; gain/loss on disposition of assets; and the state income tax impact of deferred taxes due to refranchising, all items net of taxes (as appropriate), and related per share data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income available to common stockholders, as reported	$18,434	$58,698	$52,981	$104,345
Closure and impairment charges	(392)	420	770	1,264
Loss on extinguishment of debt	—	2,306	36	4,917
Amortization of intangible assets	3,072	3,072	9,212	9,222
Non-cash interest expense	1,581	1,502	4,635	4,547
Debt modification costs	—	—	1,296	—
Litigation settlement	—	9,047	—	9,047
G&A restructuring costs, net of savings	—	1,269	—	1,269
Gain on disposition of assets	(72)	(73,650)	(326)	(89,642)
Income tax (benefit) provision	(1,592)	21,652	(5,937)	22,943
State income tax impact on deferred taxes due to refranchising	—	(6,258)	—	(6,258)
Net income allocated to unvested participating restricted stock	(45)	806	(181)	990
Net income available to common stockholders, as adjusted	$20,986	$18,864	$62,486	$62,644

Diluted net income available to common stockholders per share:
Net income available to common stockholders, as reported	$0.97	$3.14	$2.76	$5.66
Closure and impairment charges	(0.01)	0.01	0.02	0.04
Loss on extinguishment of debt	—	0.07	0.00	0.16
Amortization of intangible assets	0.10	0.10	0.30	0.30
Noncash interest expense	0.05	0.05	0.15	0.15
Debt modification costs	—	—	0.04	—
Litigation settlement	—	0.29	—	0.30
G&A restructuring costs, net of savings	—	0.04	—	0.04
Gain on disposition of assets	(0.00)	(2.39)	(0.01)	(2.93)
State income tax impact on deferred taxes due to refranchising	—	(0.33)	—	(0.33)
Net income allocated to unvested participating restricted stock	(0.00)	0.04	(0.01)	0.05
Rounding	(0.01)	0.01	0.01	—
Diluted net income available to common stockholders per share, as adjusted	$1.10	$1.03	$3.26	$3.44

Numerator for basic EPS-income available to common stockholders, as adjusted	$20,986	$18,864	$62,486	$62,644
Effect of unvested participating restricted stock using the two-class method	1	18	5	73
Effect of dilutive securities:
Convertible Series B preferred stock	—	688	—	2,033
Numerator for diluted EPS-income available to common stockholders after assumed conversions, as adjusted	$20,987	$19,570	$62,491	$64,750

Denominator for basic EPS-weighted-average shares	18,831	18,006	18,898	17,859
Effect of dilutive securities:
Stock options	254	246	268	270
Convertible Series B preferred stock	—	672	—	672
Denominator for diluted EPS-weighted-average shares and assumed conversions	19,085	18,924	19,166	18,801

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands)

(Unaudited)

Reconciliation of U.S. GAAP income before income taxes to EBITDA:

	Nine Months Ended	Twelve Months Ended
	September 30, 2013
U.S. GAAP income before income taxes	$87,271	$119,124
Interest charges	87,545	117,440
Loss on extinguishment of debt	36	673
Depreciation and amortization	26,516	35,298
Non-cash stock-based compensation	7,081	9,724
Closure and impairment charges	770	3,724
Other	3,017	13,163
Gain on sale of assets	(326)	(13,281)
EBITDA	$211,910	$285,865

Reconciliation of the Company’s cash provided by operating activities to “free cash flow” (cash from operations, plus receipts from notes, equipment contracts and other long-term receivables, less consolidated capital expenditures, principal payments on capital leases and financing obligations and the mandatory annual repayment of 1% of our Term Loan principal balance):

	Nine Months Ended
	September 30,
	2013	2012
Cash flows provided by operating activities	$102,814	$68,066
Principal receipts from long-term receivables	10,254	10,276
Additions to property and equipment	(4,547)	(13,477)
Principal payments on capital lease and financing obligations	(7,515)	(8,246)
Mandatory 1% of Term Loans principal balance repayment	(2,400)	(5,565)
Free cash flow	98,606	51,054
Dividends paid on common stock	(43,170)	—
Repurchase of DineEquity common stock	(24,663)	—
	$30,773	$51,054

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In millions)

(Unaudited)

Reconciliation of U.S. GAAP gross segment profit to segment EBITDA:

	Three months ended September 30, 2013
	Franchise - Applebee’s	Franchise - IHOP	Company Restaurants	Rental Operations	Financing Operations	Total
Revenue	$50,912	$60,806	$15,419	$30,990	$3,156	$161,283
Expense	1,619	26,775	15,697	24,149	—	68,240
Gross segment profit	49,293	34,031	(278)	6,841	3,156	93,043
Plus:
Depreciation/amortization	2,671	—	545	3,339	—	6,555
Interest charges	—	—	92	3,846	—	3,938
Segment EBITDA	$51,964	$34,031	$359	$14,026	$3,156	$103,536

	Three months ended September 30, 2012
	Franchise - Applebee’s	Franchise - IHOP	Company Restaurants	Rental Operations	Financing Operations	Total
Revenue	$43,771	$58,903	$79,572	$30,920	$3,152	$216,318
Expense	1,129	26,019	68,541	24,237	15	119,941
Gross segment profit	42,642	32,884	11,031	6,683	3,137	96,377
Plus:
Depreciation/amortization	2,478	—	1,645	3,362	—	7,485
Interest charges	—	—	93	4,189	—	4,282
Segment EBITDA	$45,120	$32,884	$12,769	$14,234	$3,137	$108,144

	Nine months ended September 30, 2013
	Franchise - Applebee’s	Franchise - IHOP	Company Restaurants	Rental Operations	Financing Operations	Total
Revenue	$151,868	$179,710	$48,041	$92,724	$10,223	$482,566
Expense	4,551	78,173	48,151	72,953	245	204,073
Gross segment profit	147,317	101,537	(110)	19,771	9,978	278,493
Plus:
Depreciation/amortization	8,142	—	1,616	10,093	—	19,851
Interest charges	—	—	279	11,958	—	12,237
Segment EBITDA	$155,459	$101,537	$1,785	$41,822	$9,978	$310,581

	Nine months ended September 30, 2012
	Franchise - Applebee’s	Franchise - IHOP	Company Restaurants	Rental Operations	Financing Operations	Total
Revenue	$137,540	$176,002	$274,259	$92,096	$11,394	$691,291
Expense	3,075	78,051	232,298	73,075	1,586	388,085
Gross segment profit	134,465	97,951	41,961	19,021	9,808	303,206
Plus:
Depreciation/amortization	7,416	—	6,354	10,271	—	24,041
Interest charges	—	—	285	12,835	—	13,120
Segment EBITDA	$141,881	$97,951	$48,600	$42,127	$9,808	$340,367

DineEquity, Inc.

Restaurant Data

The following table sets forth, for the three and nine months ended September 30, 2013 and 2012, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that may be partially based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
Applebee’s Restaurant Data
Effective Restaurants(a)
Franchise	1,986	1,871	1,998	1,861
Company	23	144	23	156
Total	2,009	2,015	2,021	2,017

System-wide(b)
Sales percentage change(c)	0.0%	2.4%	0.6%	1.7%
Domestic same-restaurant sales percentage change(d)	(0.4)%	2.0%	(0.1)%	1.3%

Franchise(b)(e)
Sales percentage change(c)	6.2%	8.4%	7.7%	7.0%
Domestic same-restaurant sales percentage change(d)	(0.4)%	2.2%	(0.1)%	1.2%
Average weekly domestic unit sales (in thousands)	$44.9	$45.1	$47.2	$47.4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
IHOP Restaurant Data
Effective Restaurants(a)
Franchise	1,413	1,377	1,410	1,375
Area license	168	165	12	165
Company	12	17	167	15
Total	1,593	1,559	1,589	1,555

System-wide(b)
Sales percentage change(c)	6.1%	0.9%	4.2%	1.9%
Domestic same-restaurant sales percentage change(d)	3.6%	(2.0)%	1.7%	(1.3)%

Franchise(b)
Sales percentage change(c)	6.2%	0.4%	4.3%	1.6%
Domestic same-restaurant sales percentage change(d)	3.6%	(2.0)%	1.7%	(1.2)%
Average weekly domestic unit sales (in thousands)	$35.0	$33.8	$34.8	$34.2

Area License (b)
Sales percentage change(c)	7.9%	4.0%	5.6%	3.5%

DineEquity, Inc.

(a)         Effective Restaurants are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)         “System-wide” sales are retail sales at Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants.  Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. Unaudited reported sales for Applebee’s domestic franchise restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three and nine months ended September 30, 2013 and 2012 were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In millions)
Reported sales (unaudited)
Applebee’s franchise restaurant sales	$1,073.7	$1,011.4	$3,409.4	$3,165.4
IHOP franchise restaurant sales	$642.6	$604.8	$1,912.7	$1,834.6
IHOP area license restaurant sales	$61.8	$57.3	$188.0	$178.1

(c)          “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)         “Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period. Same-restaurant sales percentage change does not include data on IHOP area license restaurants located in Florida.

(e)          The sales percentage change for the three and nine months ended September 30, 2013 and 2012 for Applebee’s franchise restaurants was impacted by the refranchising of 154 company-operated restaurants during 2012.

DineEquity, Inc.

DineEquity, Inc. and Subsidiaries

Restaurant Data

The following table summarizes our restaurant development activity:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
Applebee’s Restaurant Development Activity
Beginning of period	2,012	2,018	2,034	2,019
New openings:
Franchise	4	5	10	14
Total new openings	4	5	10	14
Closings:
Franchise	(6)	(7)	(34)	(17)
Total closings	(6)	(7)	(34)	(17)
End of period	2,010	2,016	2,010	2,016
Summary - end of period
Franchise	1,987	1,954	1,987	1,954
Company	23	62	23	62
Total	2,010	2,016	2,010	2,016

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)
IHOP Restaurant Development Activity
Beginning of period	1,593	1,557	1,581	1,550
New openings:
Franchise	13	12	31	27
Area license	—	—	4	1
Total new openings	13	12	35	28
Closings:
Franchise	(4)	(4)	(13)	(11)
Area license	—	—	(1)	(2)
Total closings	(4)	(4)	(14)	(13)
End of period	1,602	1,565	1,602	1,565
Summary - end of period
Franchise	1,421	1,383	1,421	1,383
Area license	168	165	168	165
Company	13	17	13	17
Total	1,602	1,565	1,602	1,565